Exhibit 10.22

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), as amended, to be effective as of January 25, 2018 (the “Effective Date”), between PHH CORPORATION, a Maryland corporation (the “Company”), and MICHAEL BOGANSKY (the “Executive”).
Introduction

The Company and the Executive entered into an Employment Agreement dated March 30, 2017 (the “Employment Agreement”). The parties desire to amend and restate the Employment Agreement, effective as of the date first above written as set forth herein.
Agreement
NOW, THEREFORE, the parties agree as follows:

1.	Terms and Conditions of Employment.

(a)Employment. During the Term, Company will employ the Executive, and the Executive will serve as the Chief Financial Officer (“CFO”) of the Company. Executive will perform services on a full-time basis and will have such responsibilities and authority as may be consistent with his applicable position and as may from time to time be assigned to the Executive by the CEO of the Company and the Board that, are consistent with such position. In this capacity, Executive will provide unique services to the Company and be privy to the Company’s Confidential Information and Trade Secrets. Except to the extent prohibited by law or applicable listing requirements, the Executive will also be permitted to attend all meetings of the Board and executive sessions thereof by invitation of the Board, (except for portions of meetings or executive sessions involving discussions relating to the Executive’s employment, including without limitation, his compensation and performance (“Executive’s Employment Issues”)) and shall be provided copies of all materials provided to the Board (except those relating to Executive’s Employment Issues). The Executive’s primary office and the Company’s headquarters will be in Mt. Laurel, New Jersey.
(b)Exclusivity. Throughout the Executive’s employment hereunder, the Executive shall devote substantially all of the Executive’s time, energy and skill during regular business hours to the performance of the duties of the Executive’s employment, shall faithfully and industriously perform such duties, and shall diligently follow and implement all management policies and decisions of the Company; provided, however, that this provision is not intended to prevent the Executive from managing his investments or engaging in charitable, civic, or political activities, so long as he gives his duties to the Company first priority and such other investment activities do not interfere with his performance of duties for the Company. Other than with regard to the Executive’s duties to the Company, the Executive will not accept any other employment during the Term, perform any consulting services during the Term, or serve on the board of directors or governing body of any other business, except with the prior written consent of the Board. Further, the Executive has disclosed on Exhibit A hereto, his investments in other than non-publicly traded securities s investments, and agrees during the Term not to make any investments during the Term hereof except as a passive investor. The Executive agrees during the Term not to own directly or indirectly equity securities of any company engaged in the Business of the Company (excluding the Company) that represents five percent (5%) or more of the value of voting power of the equity securities of such company.

2.Compensation.

(a)Base Salary. The Company shall pay the Executive base salary of $325,000.00 per annum. , The base salary shall be payable in equal installments in accordance with the Company’s regular payroll practices.
(b)Bonus. The Executive shall be eligible to receive an annual management cash incentive bonus arising under the PHH Corporation 2014 Equity Incentive Plan and the PHH Corporation 2015 and 2018 Management Incentive Plans with a target award of 55% of the Executive’s annual base salary (the “Bonus”), which Bonus, if any, shall be payable (i) promptly following the availability to the Company of the required data to calculate the Bonus for the period for which the Bonus is earned (which data may in the Company’s discretion include audited financial statements), and (ii) by no later than March 15 of the year following the year for which the Bonus is earned. The Bonus criteria shall be determined in the discretion of the Human Capital and Compensation Committee of the Board (“Compensation Committee”) and shall consist of such objective, subjective and personal performance goals as the Compensation Committee shall, in its sole and absolute discretion, determine appropriate.

(c)Long-Term and Other Incentive Compensation. For years before 2018, the Executive shall be entitled to equity or other long-term incentive compensation arising under the 2014 PHH Corporation Equity Incentive Plan from the Company to the extent provided by, and subject to the terms of, any plan, program, or agreement applicable to the Executive, provided that the target value under any such equity or long-term incentive compensation will be no less than 75% of the Executive’s then current base salary. For 2018, Executive shall be entitled to receive an award of incentive compensation granted under the PHH Corporation 2014 Equity Incentive Plan from the Company to the extent provided by, and subject to the terms of, any plan, program, or agreement applicable to the Executive, provided that the target value of such incentive compensation will be no less than one hundred percent (100%) of the Executive’s then current base salary, of which 50% of the 100% target shall be solely based on Executive’s being employed either (i) through the earlier of December 31, 2018, or (ii) such other date resulting from termination without Cause by the Company or the Executive’s termination for Good Reason, and the remainder of the award being based on such objective, subjective and personal performance goals as the Compensation Committee shall in its sole and absolute discretion determine appropriate Nothing herein shall supersede the terms and conditions of any previously granted equity incentives, including without limitation, stock options granted to the Executive.
(d)Expenses. The Executive shall be entitled to be reimbursed in accordance with Company policy in effect for reasonable and necessary out-of-pocket expenses incurred by the Executive in connection with the performance of the Executive’s duties of employment hereunder; provided, however, the Executive shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reasonable reimbursement policies from time to time adopted by the Company.
(e)Paid Time Off. The Executive shall be entitled to paid time off in accordance with the terms of Company policy in effect at the Effective Date.
(f)Benefits. In addition to the benefits payable to the Executive specifically described herein, the Executive shall be entitled to such benefits as generally may be made available to all other Executives of the Company from time to time; provided, however, that nothing contained herein shall require the establishment or continuation of any particular plan or program.
(g)Withholding. All payments pursuant to this Agreement shall be reduced for any applicable state, local, or federal tax withholding obligations.
(h)Insurance and Indemnification. The Executive shall be entitled to coverage and indemnification with respect to his action or omissions as an officer of the Company, including advancement of expenses (if applicable), in accordance with and to the extent provided by the Company’s bylaws and articles of incorporation, and any separate indemnification agreement, if any, and any insurance policy maintained by the Company that covers officers with respect to such matters.

3.Term, Termination and Termination Payments.

(a)Term. The Term of this Agreement shall begin as of the Effective Date and it shall continue through December 31, 2018 at which time it will terminate unless extended pursuant to this paragraph. The Term of this Agreement shall be subject to extension by mutual written agreement of the Parties, for a period of any length as they may mutually agree, in which case the Term will continue through the end of such extension. Notwithstanding the foregoing, the Term of this Agreement shall be terminated before the date it would otherwise expire if this Agreement is terminated pursuant to Section 3(b) hereof.
(b)Termination. This Agreement and the employment of the Executive by the Company hereunder shall only be terminated: (i) by expiration of the Term; (ii) by the Company without Cause; (iii) by the Executive for Good Reason; (iv) by the Company or the Executive due to the Disability of the Executive; (v) by the Company for Cause; (vi) by the Executive for other than Good Reason or Disability, upon at least sixty (60) days prior written notice to the Company; or (vii) upon the death of the Executive Notice of termination for any reason by any party shall be given sixty (60) prior to termination in writing and shall specify the basis for termination and the effective date of termination. Further, notice of termination for Cause by the Company or Good Reason by the Executive shall specify the facts alleged to constitute termination for Cause or Good Reason, as applicable and Executive shall be provided with thirty (30) days from the date notice is given by the Company during which Executive shall remain employed to have an opportunity to cure the underlying justification for the termination, provided the circumstances are reasonably determined by the Company, in its sole discretion, to be susceptible to cure. Except as provided in Section 3(c), the Executive shall not be entitled to any payments or benefits after the effective date of the termination of this Agreement, except for base salary pursuant to Section 2(a) accrued up to the effective date of termination, any unpaid earned Bonus, if any, pursuant to Section 2(b), expenses incurred before the date of termination of this Agreement that are required to be reimbursed pursuant to Section 2(d), pay for accrued but unused vacation in accordance with Company policy, any payments or benefits provided under the terms of any employee benefit and compensation agreements or plans applicable to the Executive, and any rights to payment the Executive has under Section 2(h).

(c)Termination by the Company without Cause or by the Executive for Good Reason.

(i)If the employment of the Executive is terminated by the Company without Cause or by the Executive for Good Reason, the Company will pay the Executive (A) the sum of (I) his base salary pursuant to Section 2(a) hereof, plus (II) an amount equal to one hundred percent (100%) of the target amount of the annual cash management incentive Bonus awarded to Executive for the year of termination, (or if Executive has not yet received an annual cash management incentive bonus award for the year of termination, one hundred percent (100%) of the annual cash management incentive bonus award for the prior year of termination); plus (III) a monthly amount equal to the cost of coverage (as determined pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, under the Company’s group health plan at the level in which Executive was enrolled at the time of termination of employment, with such sum payable in substantially equal monthly installments no less frequently than monthly for one (1) year following Executive’s termination; and (B) reasonable outplacement services to be provided by a provider selected by the Company, not to exceed the dollar limit under Code Section 402(g) for the year of Executive’s separation ($18,000 for 2017 and $18,500 for 2018), to be used within two years of Executive’s termination of employment. Payment of amounts under this section (other than for outplacement services) shall be made bi-weekly in accordance with the Company’s normal payroll practice and shall commence within sixty (60) days following termination of employment and shall include all accrued installments from the date of termination of employment until the payment date; provided, however, that if the sixty (60) day period begins in one calendar year and ends in the following calendar year, no payment shall be made prior to the first day of such following calendar year; and provided further that if the Executive is a “specified employee” within the meaning of Code Section 409A, at the date of his termination of employment, then such portion of the payments that would result in a tax under Code Section 409A if paid during the first six (6) months after termination of employment shall be withheld, starting with the payments latest in time during such six (6) month period, and paid to the Executive during the seventh month following the date of his termination of employment. Notwithstanding the foregoing, if the total payments to be paid to the Executive hereunder, along with any other payments to the Executive, would result in the Executive being subject to the excise tax imposed by Code Section 4999, the Company shall reduce the aggregate payments to the largest amount which can be paid to the Executive without triggering the excise tax, but only if and to the extent that such reduction would result in the Executive retaining larger aggregate after-tax payments. The determination of the excise tax and the aggregate after-tax payments to be received by the Executive will be made by the Company. If payments are to be reduced, the payments made latest in time will be reduced first and if payments are to be made at the same time, non-cash payments will be reduced before cash payments. It is possible that, after the determinations and selections made pursuant to this Subsection with respect to the excise tax under Code Section 4999, Executive will receive compensation in the aggregate more than the amount provided under this Subsection (“Overpayment”) or less than the amount provided under this Subsection (“Underpayment”). In the event that: (W) the Company determines, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Executive which the Company believes has a high probability of success, that an Overpayment has been made or (X) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of Executive’s receipt of the Overpayment until the date of repayment. In the event that: (Y) the Company, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred or (Z) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Company to or for the benefit of Executive together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date the amount would have otherwise been paid to Executive until the payment date.
(ii)If the Term is not extended and the Company or the Executive terminates the Executive’s employment upon expiration of the Term, such termination shall be deemed to be a termination of the Executive’s employment by the Company without Cause.
(iii)Notwithstanding any other provision hereof, as a condition to the payment of the amounts in this Section, the Executive shall be required to execute, return to the Company, and not revoke within the revocation period provided therein, the General Release Agreement (“Release”). The Company shall provide the Release to the Executive in sufficient time so that if the Executive timely executes and returns the Release, the revocation period will expire before the date payments of the amounts in this Section are scheduled to commence.
(d)Survival. The covenants in Section 3 hereof shall survive the termination of this Agreement and shall not be extinguished thereby.
(e)Separation from Service. References to termination of employment or similar terms hereunder shall mean a “separation from service” within the meaning of Code Section 409A.

(f)     Public Disclosure of Termination. The Company agrees to provide Executive with an opportunity to review and provide input with regard to any press release or other public disclosure that may be issued by the Company regarding Executive’s termination from employment for whatever reason. Agreement to Executive’s proposed comments shall not be unreasonably withheld by the Company.

4.	Ownership and Protection of Proprietary Information.

(a)Confidentiality. Executive acknowledges that as part of Executive’s employment with the Company, Executive has had access to and will continue to have access to Confidential Information. Executive recognizes that in order to guard the legitimate interests of the Company, it is necessary for it to protect all Confidential Information. Executive agrees to keep secret all Confidential Information to which Executive has had or may have access, and shall not use for Executive's own benefit or the benefit of any third party, or disclose, such Confidential Information to any person except (i) in the course of, and to the extent required to perform, Executive’s duties for the Company, (ii) to the extent required by applicable law, or (iii) to Executive’s personal advisors, to the extent such advisors agree to be bound by this provision. This obligation is understood to be in addition to any protection the Company may be entitled to under applicable law. Confidential Information shall not include any information that is within the public domain or enters the public domain through no act of the Executive. Nothing in this agreement prohibits Executive from reporting an event that Executive reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency, or from cooperating in an investigation conducted by such a government agency. This may include disclosure of Trade Secret or Confidential Information within the limitations permitted by the Defend Trade Secrets Act (DTSA). You are notified that under the DTSA, no individual will be held criminally or civilly liable under Federal or State trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (x) made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or, (xi) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public. And, an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order..
(b)Return of Company Property. Upon request by the Company, and in any event upon termination of this Agreement for any reason, as a prior condition to receiving any final compensation hereunder (including any payments pursuant to Section 3 hereof), the Executive will promptly deliver to the Company all property belonging to the Company, including, without limitation, all Confidential Information and Trade Secrets (and all embodiments thereof) then in the Executive’s custody, control or possession.
(c)Survival. The covenants of confidentiality set forth herein will apply on and after the date hereof to any Confidential Information and Trade Secrets disclosed by the Company or developed by the Executive while employed or engaged by the Company prior to or after the date hereof. The covenants restricting the use of Confidential Information and Trade Secrets will continue to apply following termination of this Agreement for so long as permitted by the governing law.

5.Non-Competition, Non-Solicitation, and Non-Disparagement Provisions.

(a)Executive agrees that, during the Applicable Period Executive will not, directly or indirectly, whether on Executive’s own behalf, or on behalf of any third party, provide services substantially similar to the services Executive provided to the Company on the Determination Date to any Client of the Company or any Competing Business in the United States, , whether as an employee, independent contractor or consultant, provided however, that nothing herein shall prohibit Executive from being a passive owner of not more than five percent (5%) of the outstanding securities of any publicly traded Company, Client of the Company or any Competing Business, so long as Executive has no active participation in the business of such company. In addition, nothing in this Section 5(a) shall prevent Executive from working for a company or business that in part competes against the Business of the Company as long as Executive does not have direct or substantial management responsibilities for the strategy, business, or operations of the part of the business or company that competes against the Business of the Company.
(b)Executive agrees that, during the Applicable Period Executive will not, directly or indirectly, on Executive’s own behalf or on behalf of any third party, solicit, induce or encourage any person who was employed by the Company, to terminate their employment with the Company.
(c)Executive agrees that, during the Applicable Period Executive will not, directly or indirectly, on Executive’s own behalf or on behalf of any third party, solicit any person or entity who was a customer or client of the Company or an actively sought prospective customer, client or target of the Company at any time during the twenty-four (24) month period immediately preceding the Determination Date, and with whom Executive has had Material Contact, for the purpose of offering any product or service that competes with the products or services offered by the Company within the United States .

(d)Executive agrees that Executive will not, directly or indirectly, whether on Executive’s own behalf or on behalf of any third party, interfere with any relationship that exists between the Company and any supplier or vendor to the Company with whom Executive had Material Contact at any time during the twenty-four (24) month period immediately preceding the Determination Date or attempt to dissuade any supplier or vendor from continuing its relationship with the Company.
(e)Executive will not disparage or defame, through verbal or written statements or otherwise, the Company or any of its members, directors, officers, agents or employees or otherwise take any action which could reasonably be expected to adversely affect the reputation, business practices, good will, products and services of the Company or the personal or professional reputation of any of the Company’s members, directors, officers, agents or employees. This non-disparagement provision shall not be construed to prevent Executive from testifying truthfully under oath in a legal or regulatory proceeding or to restrict Executive’s right and responsibility to give truthful testimony under oath or preclude Executive from participating in an investigation, filing a charge, or otherwise communicating with the Equal Employment Opportunity Commission, the National Labor Relations Board, or other federal, state or local government agency. The Company, in its official capacity, will direct its officers and directors not to disparage or defame Executive, through verbal or written statements or otherwise.
(f)In the event that this Section 5 is determined by a court which has jurisdiction to be unenforceable in part or in whole, the court shall be deemed to have the authority to strike any unenforceable provision, or any part thereof or to revise any provision to the minimum extent necessary to be enforceable to the maximum extent permitted by law.
(g)The provisions of this Section 5 shall survive termination of this Agreement.
(h)    Following the Executive’s termination of employment with the Company and its Affiliates, the Executive agrees to notify any subsequent employer of the restrictive covenants in Sections 4 and 5 and any other restrictive covenants contained in this Agreement. The Executive will also deliver a copy of such notice to the Company before the Executive commences employment with any subsequent employer. In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, the Executive's subsequent, anticipated or possible future employer.

6.	Remedies and Enforceability.

The Executive agrees that the covenants, agreements, and representations contained in Sections 4 and 5 hereof are of the essence of this Agreement; that each of such covenants are reasonable and necessary to protect and preserve the interests and properties of the Company; that irreparable loss and damage will be suffered by the Company should the Executive breach any of such covenants and agreements; that each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; that the unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenant or agreements or any other provision or provisions of this Agreement; and that, in addition to other remedies available to either party , including, without limitation, termination of the Executive’s employment for Cause, the Company and Executive shall be entitled to seek both temporary and permanent injunctions to prevent a breach or contemplated breach by the Executive of any of such covenants or agreements.

7.	Contracts or Other Agreements with Former Business.

The Executive represents that there are no agreements executed by the Executive with a former employer or any business with which the Executive has been associated, which prohibit the Executive during any period of time during which the Executive works for the Company from: (a) competing with, or in any way participating in, a business which competes with the Executive’s former employer or business; (b) soliciting personnel of the former employer or business to leave such former employer’s employment or to leave such business; or (c) soliciting customers of the former employer or business on behalf of another business.

8.	Notice.

All notices, requests, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed, by United States certified or registered mail, prepaid to the party to which the same is directed at the following addresses (or at such other addresses as shall be given in writing by the parties to one another), or via facsimile at the number below, or email at the address below:

If to the Company:	PHH Corporation
c/o General Counsel
3000 Leadenhall Road
Mt. Laurel, NJ 08054

If to the Executive:
Notices delivered in person shall be effective on the date of delivery. Notices delivered by mail as aforesaid shall be effective upon the fourth calendar day subsequent to the postmark date thereof. Notice by facsimile or email will be effective upon an acknowledgment of receipt by the intended recipient or his or its representative designated to the other party

9.	Miscellaneous.

(a)Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding on the Company’s successors and assigns. This Agreement may be assigned by the Company to any legal successor to the Company’s business by means of liquidation, dissolution, merger, consolidation, transfer of assets or otherwise, or to an entity that purchases all or substantially all of the assets of the Company, but not otherwise without the prior written consent of the Executive. In the event the Company assigns this Agreement as permitted by this Agreement and the Executive remains employed by the assignee, the “Company” as defined herein will refer to the assignee and the Executive will not be deemed to have terminated his employment hereunder until the Executive terminates his employment with the assignee. The Executive may not assign this Agreement.
(b)Waiver. The waiver of any breach of this Agreement by any party shall not be effective unless in writing, and no such waiver shall constitute the waiver of the same or another breach on a subsequent occasion.
(c)Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey without regard to conflicts of law. The parties further agree that any appropriate state or federal court sitting in the state of New Jersey shall have jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be the exclusive forum in which to adjudicate such case or controversy. The parties consent to the jurisdiction of such courts.
(d)Entire Agreement. This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all oral agreements, and to the extent inconsistent with the terms hereof, all other written agreements; provided, however, that any awards under the PHH Corporation 2005 and 2014 Equity and Incentive Plan that are outstanding as of the date hereof shall remain in full force and effect.
(e)Amendment. This Agreement may not be modified, amended, supplemented or terminated except by a written instrument executed by the parties hereto.
(f)Severability. Each of the covenants and agreements hereinabove contained shall be deemed separate, severable and independent covenants, and in the event that any covenant shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other part or provision of such covenant or of any other covenant contained herein.
(g)Captions and Section Headings. Except as set forth in Section 10 hereof, captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

10.Definitions.

(a)“Affiliate” means any person, firm, corporation, partnership, association or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with the Company.
(b)“Applicable Period” means the period commencing as of the date of this Agreement and ending twelve (12) months after the termination of the Executive’s employment with the Company or any of its Affiliates for whatever reason.
(c)“Asset Sale” means a sale of a substantial portion of the assets of the Company or an Affiliate, as determined by the Compensation Committee, to a third party that does not constitute a Change in Control.
(d)“Business of the Company” means the provision of mortgage loan servicing and mortgage loan subservicing services, mortgage loan portfolio retention solutions to financial or other institutions and any related business in which the Company engages and for which the Executive has any responsibility as of the Determination Date.

(e)“Cause” means any one of the following, provided Company gives Executive prior written notice and an opportunity to cure as set forth in Section 3 of this Agreement: (i) a willful and material failure of Executive to substantially perform Executive’s duties with the Company or its Subsidiaries (other than failure resulting from incapacity due to physical or mental illness); (ii) any act by Executive of fraud, misappropriation, dishonesty, embezzlement or similar conduct against, or relating to the assets of, the Company or its Subsidiaries; (iii) conviction (or plea of nolo contendere) of Executive for a felony or any crime involving moral turpitude; (iv) willful and repeated instances of negligence in the performance of the Executive’s job or any instance of willful gross negligence in the performance of Executive’s duties as an employee of the Company or one of its Subsidiaries; (v) any breach by Executive of any fiduciary obligation owed to the Company or any Subsidiary or (vi) any breach by Executive of a material element of the Company’s Code of Business Ethics and Conduct or other applicable workplace policies, as amended from time to times; or (vii) intentional failure by Executive to perform Executive’s job duties for the Company or any Subsidiary to the best of Executive’s ability and in accordance with reasonable instructions and directions from the Board of Directors of the Company or its designee.
(f)“Change in Control” has the same meaning as “Change in Control” under the PHH Corporation 2014 Equity and Incentive Plan (without regard to any modification in any “Award Agreement” or “Award Program,” each as defined therein).
(g)“Client of the Company” means any financial institution or any other entity for whom the Company provides mortgage loan servicing and sub-servicing services or solutions.
(h)“Code” means the Internal Revenue Code of 1986, as amended.
(i)“Competing Business” means any person or entity that engages in the Business of the Company.
(j)“Confidential Information” means all non-public, confidential and/or proprietary information, matters and materials of the Company, and personal confidential or otherwise proprietary information regarding the Company’s employees, directors or consultants affiliated with the Company, including, but not limited to, documents, materials or information regarding, concerning or related to the Company’s research and development, its business relationships, corporate structure, financial information, financial dealings, fees, charges, personnel, methods, Trade Secrets, systems, procedures, manuals, confidential reports, clients or potential clients, financial information, business and strategic plans, proprietary information regarding its financial or other business arrangements with the employees, sales representatives, editors and other professionals with which it works, software programs and codes, software development, access codes, and other similar materials or information, as well as all other information relating to the business of the Company which is not generally known to the public or within the mortgage industries
(k)“Determination Date” means (a) during Executive’s employment, the date for which compliance with Section 5 is being determined, and (b) following Executive’s termination of employment, the date of Executive’s termination of employment.
(l)“Disability” means the inability of the Executive to perform the material duties of his position hereunder due to a physical, mental, or emotional impairment, for a one hundred eight(180) consecutive day period or for aggregate of one hundred eighty (180) days during any three hundred sixty-five (365) day period.
(m)“Good Reason” means the occurrence of any one of the following (i) in connection with employment offered to Executive by a successor employer in connection with an Asset Sale or employment with the Company or a Subsidiary following a Change in Control: (A) a material diminution in Executive’s base compensation (from the amount in effect immediately before the date of the Change in Control or Asset Sale, if applicable); (B) a material change in the geographic location at which Executive is required to perform services; and (C) with regard to a Change in Control, any other action or inaction that constitutes a material breach by the Company or a Subsidiary of any agreement (including, without limitation, this Agreement) between Executive and the Company or such Subsidiary; provided, however, that for Executive to be able to resign for Good Reason Executive must give the Company notice of the above conditions within thirty (30) days after the condition first exists, the Company must not have not remedied the condition within thirty (30) days after receiving written notice, and Executive must resign within (60) days after the Company’s failure to remedy and the resignation must occur within two (2) years following the date of the Change in Control or Asset Sale, as applicable. Executive shall continue to receive his compensation and remain employed under the terms of this Agreement during the 60 day notice and cure period hereunder in the event of a termination in connection with Good Reason.
(n) “Material Contact” means the contact within twenty-four (24) months prior to the Determination Date, between Executive and each supplier, vendor, Client of the Company, customer or prospective client, customers or targets: (i) with whom or which Executive had business dealings on behalf of the Company; or (ii) whose dealings with the Company were supervised by Executive; or (iii) about whom Executive obtained confidential information in the ordinary course of business as a result of Executive’s employment with the Company.
(o)“Release” means a comprehensive general release of claims, covenant not to sue, and non-disparagement agreement from the Executive in favor of the Company, its executives, officers, directors, Affiliates, and all related parties, in the form attached hereto as Exhibit C.

(p)“Subsidiary” means any corporation, limited partnership, limited liability company or other entity (other than the Company) in or of which the Company owns, directly or indirectly, an equity interest possessing fifty percent (50%) or more of the total combined voting power of all equity interests of such entity.
(q)“Term” means the term of this Agreement as described in Section 3(a) hereof.
(r)“Trade Secrets” means data and information relating to the Business of the Company or an Affiliate including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

IN WITNESS WHEREOF, the Company and the Executive have each executed and delivered this Agreement as of the date first shown above.
THE COMPANY:

PHH CORPORATION

By:    /s/ Robert Crowl

Title:    CEO

THE EXECUTIVE:

/s/ Michael Bogansky

EXHIBIT A
NONPUBLIC COMPANY ________- RELATED INVESTMENTS

EXHIBIT B

_____________
TAXABLE REIMBURSEMENT AND IN-KIND BENEFITS POLICY FOR IRC SECTION 409A COMPLIANCE
___________, 20___

This policy provides certain rules relating to Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder (“Section 409A”) for the payment of taxable reimbursements incurred by, or in-kind benefits payable to, employees, directors and independent contractors, or other service providers, to the extent such contractors or service providers are subject to Section 409A (collectively, the “Recipients”) as a result of their relationship with __________ (the “Company”). It does not entitle any Recipient to reimbursement or payment of an expense that is not otherwise reimbursable under another plan, policy, program or agreement (a “Plan”) of the Company, but merely provides the rules under which any taxable reimbursement or in-kind benefit may be paid to a Recipient.

If such reimbursement or in-kind benefit is taxable to the Recipient, then the reimbursement or in-kind benefit will comply with the following rules in Section I or II:

I.	a. The Plan must provide an objectively determinable nondiscretionary definition of expenses eligible for reimbursement or the in-kind benefits to be provided.
b.    The expense must be incurred or in-kind benefit provided during the period that the Recipient is employed with or performing services for the Company, unless a different objectively and specifically prescribed period is specified with respect to the Recipient under the applicable Plan.
c.    The amount of expenses that are eligible for reimbursement, or in-kind benefits provided, during the Recipient’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
d.    Unless a shorter time period is specified in an applicable Plan, the reimbursement must be paid to the Recipient on or before the last day of the Recipient’s taxable year following the taxable year in which the expense was incurred.
e.    The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

II.	A taxable reimbursement or in-kind benefit otherwise will be made in a manner intended to avoid the imposition of tax under Section 409A.

EXHIBIT C
FORM OF GENERAL RELEASE AGREEMENT